Exhibit 99.1

News Release
Blackboard Contact:
Michael J. Stanton
Vice President, Investor Relations and Global Treasury
Blackboard Inc.
+1 (202) 463-4860 ext. 2305
Blackboard Inc. Prices $150 Million in Convertible Senior
Notes Due 2027
WASHINGTON, DC – June 15, 2007 – Blackboard Inc. (NASDAQ: BBBB) today announced that it has priced an offering of $150 million aggregate principal amount of Convertible Senior Notes due 2027, pursuant to an automatically effective registration statement filed with the Securities and Exchange Commission on June 13, 2007. In addition, Blackboard has granted the underwriters an option to purchase up to an additional $15 million aggregate principal amount of Notes from Blackboard solely to cover overallotments.
The notes will be convertible, under certain circumstances, into cash or a combination of cash and Blackboard common stock at an initial base conversion rate of 15.4202 shares of Blackboard common stock per $1,000 principal amount of convertible notes. The base conversion rate represents an initial base conversion price of approximately $64.85, which is a 62 percent premium to the closing price of Blackboard’s common stock on June 14, 2007. In addition, if at the time of conversion the applicable price of Blackboard’s common stock exceeds the base conversion price, the conversion rate will be increased by up to an additional 9.5605 shares of Blackboard common stock per $1,000 principal amount of notes, as determined pursuant to a specified formula. In general, upon conversion of a note, the holder of such note will receive cash equal to the principal amount of the note and Blackboard common stock for the note’s conversion value in excess of such principal amount.
The notes will bear interest at a rate of 3.25% per annum from the date of issuance, payable semi-annually on January 1 and July 1, commencing on January 1, 2008. The notes will mature on July 1, 2027 and may not be redeemed by Blackboard prior to July 1, 2011, after which they may be redeemed at 100% of the principal amount plus accrued interest. Holders of the notes may require Blackboard to repurchase some or all of the notes on July 1, 2011, July 1, 2017 and July 1, 2022, or in the event of certain fundamental change transactions, at 100% of the principal amount plus accrued interest. The closing of the offering is expected to occur on June 20, 2007, subject to the satisfaction of customary closing conditions.
Blackboard intends to use approximately $19.4 million of the net proceeds to repay amounts outstanding under its senior secured term loan facility. Blackboard intends to use the remaining net proceeds for general corporate purposes, which may include funding potential acquisitions.

The sole book-running manager of the offering is Credit Suisse Securities (USA) LLC and Citi is serving as the sole co-manager. A copy of the prospectus and prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Credit Suisse by writing to it at Credit Suisse Securities Prospectus Department, One Madison Avenue, Level 1B, New York, NY 10010.
About Blackboard Inc.
Blackboard Inc. (NASDAQ: BBBB) is a leading provider of enterprise learning software applications and related services. Founded in 1997, Blackboard enables educational innovations everywhere by connecting people and technology. Millions of people use Blackboard everyday around the globe. Blackboard is headquartered in Washington, D.C., with offices in North America, Europe, Australia and Asia.
Blackboard
Educate. Innovate. Everywhere.™
Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include expectations regarding Blackboard’s use of proceeds. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of our Form 10-Q filed on May 4, 2007 with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Blackboard’s views as of June 15, 2007. Blackboard anticipates that subsequent events and developments will cause Blackboard’s views to change. However, while Blackboard may elect to update these forward-looking statements at some point in the future, Blackboard specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Blackboard’s views as of any date subsequent to June 15, 2007.
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